Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO THE

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), is made and entered into as of August 14, 2019, by and among Restoration Robotics, Inc., a Delaware corporation (“Radiant”), Restoration Merger Sub Ltd., a company organized under the laws of Israel and a direct, wholly owned subsidiary of Radiant (“Merger Sub”) and Venus Concept Ltd., a company organized under the laws of Israel (the “Company” and together with Radiant and Merger Sub, the “Parties”, and each individually, a “Party”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated as of March 15, 2019 (the “Merger Agreement”);

WHEREAS, Venus Concept USA Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Venus USA”), loaned Radiant $2.5 million through the issuance of an unsecured subordinated promissory note, in order to allow Radiant to continue meeting its financial obligations in advance of the Closing;

WHEREAS, in connection with the Merger Agreement, Radiant and the Company entered into an Equity Commitment Letter dated as of March 15, 2019 (the “Equity Commitment Letter”), by and among Radiant, the Company and certain Initial Investors (as defined in the Equity Commitment Letter);

WHEREAS, the parties to the Equity Commitment Letter desire to modify and amend the Equity Commitment Letter as set forth in that certain letter agreement dated as of August 14, 2019 (the “Letter Agreement”) by and among the parties to the Equity Commitment Letter;

WHEREAS, the Letter Agreement provides, among other things for (a) the pulling forward of the Total Equity Commitment (as defined in the Equity Commitment Letter), including the release of certain Initial Investors (as defined in the Equity Commitment Letter) from certain commitments under the Equity Commitment Letter; (b) the termination of the Purchase Option (as defined in the Equity Commitment Letter); and (c) the termination of the Equity Commitment Letter in whole or in part at the option of the Board of Directors of the Company, upon and subject to the receipt by the Company of cash proceeds equal to the Total Equity Commitment (as defined in the Equity Commitment Letter) from the Initial Investors (as defined in the Letter Agreement) to be released pursuant to the Letter Agreement in connection with the issuance of New Convertible Notes (as such terms are defined in the Letter Agreement) as well as any required third party consents and approvals, (such financings, the “Pre-Closing Financings”);

WHEREAS, the Company, Venus Concept Canada Corp., an Ontario corporation, Venus USA, Madryn Health Partners, LP, a Delaware limited partnership (the “Administrative Agent”) and certain lenders are party to an Omnibus Amendment and Waiver dated as of July 26, 2019 (the “Credit Documents Amendment”) which amends certain agreements by and among the Company, its lenders and the other parties thereto (including (a) the credit agreement, dated as of October 11, 2016 (as amended from time to time, the “Credit Agreement”) and (b) the commitment letter, dated as of March 15, 2019 by and among the aforementioned parties (as amended from time to time, the “Conditional Consent Letter”)); pursuant to which, among other things as a condition to the consent of the Commitment Parties (as defined in the Conditional Consent Letter), the Company has agreed that (1) it must raise cash proceeds in one or more issuances of common equity interests or Convertible Bond Indebtedness (as defined in the Credit Agreement) of the Company or Radiant, in an aggregate amount of at least $20,000,000 (exclusive of any investment by a Commitment Party) which will occur not later than the close of business on the Closing Date (the “New Equity Financing”) and (2) the Loan Parties (as defined in the Credit Agreement) shall have Unrestricted Cash (as defined in the Credit Agreement) of at least $20,000,000 immediately after giving effect to the transactions contemplated by the Merger Agreement (the “Cash Balance Requirement” and together with the New Equity Financing, the “Madryn Consent Requirements”);

WHEREAS, the Parties hereto each agree that it is in its best interest to amend the Merger Agreement in order to reflect the Madryn Consent Requirements and the transactions contemplated by the Letter Agreement.

WHEREAS, Radiant has (a) approved the Credit Documents Amendment, the Letter Agreement, this Amendment and the issuance of shares of Radiant Common Stock to the security holders of the Company pursuant to the terms of the Merger Agreement (as amended hereby) and in connection with the Pre-Closing Financings and the New Equity Financing, and (b) determined to recommend that the shareholders of Radiant vote to approve the issuance of shares of Radiant Common Stock to the security holders of the Company pursuant to the terms of the Merger Agreement (as amended hereby) and in connection with the Pre-Closing Financings and New Equity Financing, and take such other actions as contemplated by the Merger Agreement (as amended hereby).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions.

(a)	The definitions of “Pre-Closing Financings”, “New Equity Financing” and “Madryn Consent Requirements” contained in this Amendment are hereby added to Exhibit A of the Merger Agreement.

(b)	The definition of “Radiant Post-Closing Financing” contained in Exhibit A to the Merger Agreement is hereby amended and restated in its entirety as follows:

“Radiant Post-Closing Financing” means the Pre-Closing Financings and the New Equity Financing.

Section 2. Recitals. Recital J of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Radiant, Merger Sub and the Company to enter into this Agreement, certain investors have executed the Equity Commitment Letter, in the form attached hereto as Exhibit F, with Radiant and the Company, pursuant to which such investors have agreed to purchase shares of Radiant Common Stock prior to the Closing in connection with the Radiant Post-Closing Financing.”

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Section 3. Cooperation with Financing. Section 4.8 of the Merger Agreement is hereby amended to add a new clause (i) which shall read as follows:

“(i) Notwithstanding the foregoing and without regard to any other limitations set forth in this Section 4.8, prior to the Closing, Radiant shall use its commercially reasonable efforts to provide, and shall cause its Subsidiaries to provide, and shall cause its representatives, directors, officers, employees, consultants and advisors, including its legal and accounting advisors (in each case at the Company’s sole expense with respect to any reasonable, out-of-pocket and documented expenses incurred by Radiant or its Subsidiaries in connection therewith) to provide, such cooperation as is reasonably requested by the Company in connection with causing the Madryn Consent Requirements to be satisfied.”

Section 4. Conditions to the Obligations of Each Party. Section 6.6 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Section 6.6 Madryn Consent Requirements. The Madryn Consent Requirements have been satisfied.”

Section 5. Waiver. Each party hereto hereby agrees that entry into the Letter Agreement and Credit Documents Amendment and the transactions contemplated thereby (including the Pre-Closing Financing and the New Equity Financing) do not require additional disclosures by the Company under the Agreement or constitute a breach by the Company of any covenant or representation or warranty under the Agreement.

Section 6. Full Force and Effect. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.

Section 7. Governing Law, Jurisdiction; Waiver of Trial by Jury. Section 10.2, Section 10.3 and Section 10.5 through 10.12 of the Merger Agreement are hereby incorporated into this Amendment by reference mutatis mutandis.

Section 8. Entire Agreement; Counterparts; Exchanges by Facsimile. This Amendment, the Merger Agreement, the Confidentiality Agreement and the other agreements, schedules and exhibits referred to in the Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

Section 9. Headings. The headings contained in this Amendment are intended solely for convenience and shall not affect the rights of the Parties.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

RADIANT

RESTORATION ROBOTICS, INC.

By:	/s/ Mark Hair
Name:	Mark Hair
Title:	Chief Financial Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

MERGER SUB

RADIANT MERGER SUB LTD.

By:	/s/ Mark Hair
Name:	Mark Hair
Title:	Authorized Person

[Signature Page to Amendment to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

COMPANY

VENUS CONCEPT LTD.

By:	/s/ Domenic Serafino
Name:	Domenic Serafino
Title:	Chief Executive Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]